                            ARTICLES SUPPLEMENTARY

                                      OF

         10 3/8% NONCUMULATIVE EXCHANGEABLE PREFERRED STOCK, SERIES A

                                      OF

                   CHEVY CHASE PREFERRED CAPITAL CORPORATION

                       Pursuant to Section 2-208 of the
                       Maryland General Corporation Law

     CHEVY CHASE PREFERRED CAPITAL CORPORATION, a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), HEREBY CERTIFIES that the following resolution was duly adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by the provisions of the First Amended and Restated Articles of Incorporation of the Corporation, which authorize the issuance and classification of up to 10,000,000 shares of preferred stock, $5.00 par value per share (the "Preferred Stock"):

          RESOLVED, that the issuance and classification of 4,000,000 shares of 10 3/8% Noncumulative Exchangeable Preferred Stock, Series A, $5.00 par value per share, of the Corporation is hereby authorized, and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of all 4,000,000 shares of this Series, in addition to those set forth in the Corporation's First Amended and Restated Articles of Incorporation, as the same may be amended or restated from time to time, are hereby fixed as follows:

          1.  Designation.  The designation of this Series shall be 10 3/8%
              -----------
     Noncumulative Exchangeable Preferred Stock, Series A (hereinafter referred to as the "Series A Preferred Shares" or the "Series"), and the number of Series A Preferred Shares constituting this Series shall be 4,000,000. The Series A Preferred Shares shall have a liquidation preference of $50.00 per share. The number of authorized Series A Preferred Shares may be reduced by further resolution duly adopted by the Board of Directors of the Corporation and by the filing of articles pursuant to the provisions of the Maryland General Corporation Law stating that such reduction has been so authorized. The number of authorized shares of this Series shall not be increased.

          2.  Dividends.  (a)  Dividends on the Series A Preferred Shares shall
              ---------
     be payable at a rate of 10 3/8% per annum of the liquidation preference, if, when and as declared by the Board of Directors of the Corporation out of assets of the Corporation legally available therefor. If declared, dividends on the Series A Preferred Shares shall be payable quarterly in arrears on

     January 15, April 15, July 15 and October 15 of each year (a "Dividend Period"), commencing on January 15, 1997. Dividends will accrue from the first day of each Dividend Period, whether or not declared or paid for the prior Dividend Period. Each declared dividend shall be payable to holders of record of the Series A Preferred Shares as they appear at the close of business on the stock register of the Corporation on such record date, not exceeding 45 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation.

          (b) Dividends shall be noncumulative. If the Board of Directors of the Corporation fails to declare a dividend on the Series A Preferred Shares for a Dividend Period, then holders of the Series A Preferred Shares will have no right to receive a dividend for that Dividend Period, and the Corporation will have no obligation to pay a dividend for that Dividend Period, whether or not dividends are declared and paid for any future Dividend Period with respect to either the Series A Preferred Shares or the common stock, par value $1.00 per share, of the Corporation (the "Common Stock").

          (c) If full dividends on the Series A Preferred Shares for any Dividend Period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments, no dividends shall be declared or paid or set aside for payment and no other distribution (including any balancing distribution authorized by the Corporation's First Amended and Restated Articles of Incorporation, as the same may be amended or restated from time to time) shall be declared or made or set aside for payment upon the Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation, nor shall any Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series A Preferred Shares as to dividends and amounts upon liquidation), until such time as dividends on all outstanding Series A Preferred Shares have been (i) declared and paid for three consecutive Dividend Periods and (ii) declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the fourth consecutive Dividend Period. Notwithstanding the above, nothing in this paragraph (c) shall prevent the Corporation from treating an amount consented to by the holders of the Common Stock under the provisions of Section 565 of the Internal Revenue Code of 1986, as amended (the "Code"), as a dividend for purposes of the dividends paid deduction under Section 561 of the Code.

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

          (d) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series A Preferred Shares and the shares of any other series of capital stock ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any other series of capital stock ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Shares and such other series of capital stock shall in all cases bear to each other the same ratio that full dividends, for the then-current Dividend Period, per share on the Series A Preferred Shares (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on such other series of capital stock bear to each other.

          (e) Holders of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full dividends, as herein provided, on the Series A Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

          3.  Redemption.  (a)  The Series A Preferred Shares are not redeemable
              ----------
     prior to January 15, 2007, except upon the occurrence of a Tax Event (as defined in paragraph (b) of this Section 3). Subject to the terms and conditions of this Section 3, the Corporation, at its option, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, on or after January 15, 2007, at the following redemption prices (expressed as a percentage of the $50.00 per share liquidation preference), if redeemed during the 12-month period beginning January 15 of the years indicated below, plus the quarterly accrued and unpaid dividend thereon to the date fixed for redemption:

               YEAR                                          REDEMPTION
               ----                                          ----------
                                                             PRICE
                                                             -----

               2007 . . . . . . . . . . . . . . . . . . . .  105.187%
               2008 . . . . . . . . . . . . . . . . . . . .  104.150%
               2009 . . . . . . . . . . . . . . . . . . . .  103.112%
               2010 . . . . . . . . . . . . . . . . . . . .  102.075%
               2011 . . . . . . . . . . . . . . . . . . . .  101.037%

     and thereafter at a redemption price of $50.00 per share, plus the quarterly accrued and unpaid dividend thereon to the date fixed for redemption.

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

          (b) The Corporation will have the right, at any time upon the occurrence of a Tax Event and with the prior written approval of the Office of Thrift Supervision (the "OTS"), to redeem the Series A Preferred Shares, in whole, but not in part, at a redemption price of $50.00 per share, plus the quarterly accrued and unpaid dividend thereon to the date fixed for redemption. "Tax Event" means the receipt by the Corporation of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares, there is more than an insubstantial risk that (a) dividends paid or to be paid by the Corporation with respect to the capital stock of the Corporation are not, or will not be, fully deductible by the Corporation for United States federal income tax purposes or (b) the Corporation is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

          (c) In the event that fewer than all the outstanding Series A Preferred Shares are to be redeemed, the number of Series A Preferred Shares to be redeemed shall be determined by the Board of Directors of the Corporation, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange on which the Series A Preferred Shares are listed.

          (d) In the event the Corporation shall redeem any of the Series A Preferred Shares, notice of such redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the Series A Preferred Shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption

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

     date; (ii) the number of Series A Preferred Shares to be redeemed and, if fewer than all the Series A Preferred Shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

          (e) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price), said Series A Preferred Shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notices of the certificates for any Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all of the Series A Preferred Shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed Series A Preferred Shares without cost to the holder thereof.

          (f) Any Series A Preferred Shares, which shall at any time have been redeemed, shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors of the Corporation.

          (g) Notwithstanding the foregoing provisions of this Section 3, unless full dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the then-current Dividend Period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are redeemed and the Corporation shall not purchase or otherwise acquire any Series A Preferred Shares; provided, however, that the Corporation may purchase or acquire Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

          4.  Automatic Exchange.  (a)  Subject to the terms and conditions of
              ------------------
     this Section 4, each Series A Preferred Share will be exchanged automatically (the "Automatic Exchange") for one share of 10 3/8% Noncumulative Preferred Stock, Series B, $5.00 par value per share (a "Bank Preferred Share"), of Chevy Chase Bank, F.S.B. (the "Bank"). The issuance of the Bank Preferred Shares has been duly authorized by the board of directors of the Bank. Prior to or contemporaneously with the filing of these Articles Supplementary with the Maryland State Department of Assessments and Taxation, the Bank shall file with the OTS a Certificate of Designation establishing the Bank Preferred Shares. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of the Bank Preferred Shares shall be substantially identical to the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of the Series A Preferred Shares established by these Articles Supplementary.

          (b) The Automatic Exchange will occur only if the appropriate federal regulatory agency directs in writing (a "Directive") an exchange of the Series A Preferred Shares for Bank Preferred Shares because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion and even if the Bank is not "undercapitalized," anticipates the Bank becoming "undercapitalized" in the near term (the "Exchange Event").

          (c) Upon the Exchange Event, each holder of Series A Preferred Shares shall be unconditionally obligated to surrender to the Bank the certificates representing each Series A Preferred Share of such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for each such Series A Preferred Share a certificate representing one Bank Preferred Share.

          (d) The Automatic Exchange shall occur as of 8:00 a.m. Eastern Time on the date for such exchange set forth in the Directive, or, if such date is not set forth in the Directive, as of 8:00 a.m. on the earliest possible date such exchange could occur consistent with the Directive (the "Time of Exchange"), as evidenced by the issuance by the Bank of a press release prior to such time. As of the Time of Exchange, all of the Series A Preferred Shares will be deemed cancelled without any further action by the Corporation, all rights of the holders of the Series A Preferred Shares as stockholders of the Corporation shall cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Bank Preferred Shares. Notice of the occurrence of the Exchange Event shall be given by first-class mail, postage prepaid, mailed within 30 days of such event, to each holder of record of the Series A Preferred Shares, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall indicate the place or places where certificates for the Series A Preferred Shares are to be surrendered by the holders thereof, and the Bank shall deliver to each such holder certificates for Bank Preferred Shares upon surrender of certificates for the Series A Preferred Shares. Until such replacement stock certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing the Series A Preferred Shares shall be deemed for all purposes to represent Bank Preferred Shares.

          (e) Any Series A Preferred Shares purchased or redeemed by the Corporation in accordance with Section 3 hereof prior to the Time of Exchange shall not be deemed outstanding and shall not be subject to the Automatic Exchange. In the event of the Automatic Exchange, any accrued and unpaid dividends on the Series A Preferred Shares as of the Time of Exchange would be deemed to be accrued and unpaid dividends on the Bank Preferred Shares.

          5.  Conversion.  The holders of Series A Preferred Shares shall not
              ----------
     have any rights to convert such shares into shares of any other class or series of capital stock of the Corporation.

          6.  Liquidation Rights.  (a)  Upon the voluntary or involuntary
              ------------------
     liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Shares shall be entitled to receive and to be paid out of assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the Series A Preferred Shares upon liquidation, the amount of $50.00 per share, plus the quarterly accrued and unpaid dividend thereon to the date of liquidation.

          (b) After payment to the holders of the Series A Preferred Shares of the full preferential amounts provided for in this Section 6, the holders of the Series A Preferred Shares shall have no right or claim to any of the remaining assets of the Corporation.

          (c) If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the stated value of the Series A Preferred Shares and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Shares are not paid in full, the holders of the Series A Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they are entitled.

          (d) Neither the sale of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation for purposes of this Section 6.

          (e) Upon the liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 6 before any payment shall be made to the holder of any class of capital stock of the Corporation ranking junior to the Series A Preferred Shares upon liquidation.

          7.  Ranking.  For purposes of this resolution, any stock of any class
              -------
     or classes of the Corporation shall be deemed to rank:

          (a) Prior to the Series A Preferred Shares, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, in preference or priority to the holders of the Series A Preferred Shares;

          (b) On a parity with the Series A Preferred Shares, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of the Series A Preferred Shares, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, without preference or priority, one over the other, as between the holders of such stock and the holders of the Series A Preferred Shares; and

          (c) Junior to the Series A Preferred Shares, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of the Series A Preferred Shares shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

          8.  Voting Rights.  The Series A Preferred Shares shall not have any
              -------------
     voting powers, either general or special, except that:

          (a) If at the time of any annual meeting of the Corporation's stockholders for the election of directors there is a default in preference dividends on the Preferred Stock, including the Series A Preferred Shares, the number of directors then constituting the Board of Directors of the Corporation shall be increased by two (if not already increased by two due to a default in preference dividends), and the holders of the Series A Preferred Shares, voting together with the holders of all other series of Preferred Stock as a single class without regard to series (whether or not the holders of such series of Preferred Stock would be entitled to vote for the election of directors if such default in preference dividends did not exist), shall have the right at such meeting to the exclusion of the holders of Common Stock, to elect two additional directors of the Corporation to fill such newly created directorships. Each director elected by the holders of shares of the Preferred Stock (a "Preferred Director") shall continue to serve as such director until the later of (i) the full term for which he or she shall have been elected or (ii) the payment of four quarterly dividends on the Preferred Stock, including the Series A Preferred Shares. Any Preferred Director may be removed by, and shall be not removed except by, the vote of the holders of record of all the outstanding shares of Preferred Stock, voting together as a single class without regard to series, at a meeting of the Corporation's stockholders, or of the holders of shares of Preferred Stock, called for that purpose. As long as a default in any preference dividends on the Preferred Stock shall exist (i) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation, and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of all the outstanding shares of Preferred Stock, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever the term of office of the Preferred Directors shall end and a default in preference dividends shall no longer exist, the number of directors constituting the Board of Directors shall be reduced by two. For purposes hereof, a "default in preference dividends" on the Preferred Stock shall be deemed to have occurred whenever the Corporation has failed to declare and set aside for payment a quarterly dividend during any of the four preceding quarterly dividend periods on any series of Preferred Stock of the Corporation, including the Series A Preferred Shares.

          (b) Without the consent of the holders of shares entitled to cast at least 67% of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting together as a single class without regard to series, the holders of the Series A Preferred Shares being entitled to cast one vote per share thereon, the Corporation may not: (i) create any class or series of stock which shall as to dividends or distribution of assets rank prior to or on a parity with any outstanding series of Preferred Stock other than a series which shall not have any right to object to such creation or (ii) alter or change the provisions of the Corporation's First Amended and

     Restated Articles of Incorporation of the Corporation, as the same may be amended or restated from time to time, so as to adversely affect the voting powers preferences or special rights of the holders of a series of Preferred Stock; provided, however, that if such creation, alteration or change would adversely affect the voting power, preferences or special rights of one or more, but not all, series of Preferred Stock at the time outstanding, consent of the holders of shares entitled to cast at least 67% of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting together as a single class, shall be required in lieu of the consent of the holders of shares entitled to cast at least 67% of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock at the time outstanding.

          9.  Approval of Independent Directors.  (a)  As long as any Series A
              ---------------------------------
     Preferred Shares are outstanding, the Corporation may not take the following actions without first obtaining the approval of a majority of the Independent Directors. "Independent Director" means any director of the Corporation who is either (i) not a current officer or employee of the Corporation or a current director, officer or employee of the Bank or any affiliate of the Bank, or (ii) a Preferred Director. The actions which require the prior approval of a majority of the Independent Directors include (i) the issuance of additional Preferred Stock ranking on a parity with the Series A Preferred Shares, (ii) the incurrence of debt for borrowed money in excess of 25% of the Corporation's total stockholders' equity, (iii) the modification of the general distribution policy of the Corporation or the declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the Series A Preferred Shares and the Common Stock would exceed an amount equal to the sum of 105% of the Corporation's "REIT taxable income" (excluding capital gains) for such year plus net capital gains of the Corporation for that year, (iv) the acquisition of real estate assets other than mortgage loans or mortgage securities representing interests in or obligations backed by pools of mortgage loans, (v) the redemption of any shares of Common Stock, (vi) the termination or modification of, or the election not to renew, that certain Advisory Agreement to be entered into by and between the Corporation and the Bank in connection with the formation of the Corporation or that certain Servicing Agreement to be entered into by and between the Corporation and the Bank in connection with the formation of the Corporation, or the subcontracting of any duties under said Servicing Agreement to third parties unaffiliated with the Bank, (vii) any dissolution, liquidation or termination of the Corporation prior to January 15, 2027, (viii) any material amendment to or modification of any agreements pursuant to which the Corporation purchases its real estate mortgage assets, and (ix) the determination to revoke the Corporation's status as a real estate investment trust.

          (b) In assessing the benefits to the Corporation of any proposed action requiring their consent, the Independent Directors shall take into account the interests of holders of shares of both the Common Stock and the Preferred Stock, including, without limitation, the holders of the Series A Preferred Shares. In considering the interests of the holders of the Preferred Stock, including, without limitation, holders of the Series A Preferred Shares, the Independent Directors shall owe the same duties that the Independent Directors owe to holders of shares of Common Stock.

          10.  Maintenance of Status as Reporting Company.  As long as any
               ------------------------------------------
     Series A Preferred Shares are outstanding, the Corporation shall maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended.



                         [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, CHEVY CHASE PREFERRED CAPITAL CORPORATION has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Senior Vice President and Controller and attested to by its Secretary on this 29th day of November, 1996.

                    CHEVY CHASE PREFERRED CAPITAL CORPORATION


                    By: Joel A.Friedman
                    Name:  Joel A. Friedman
                    Title: Senior Vice President and Controller
ATTEST:

Mary Lou Hayes
--------------
Mary Lou Hayes
Secretary


     THE UNDERSIGNED, Senior Vice President and Controller of CHEVY CHASE PREFERRED CAPITAL CORPORATION, who executed on behalf of said corporation the foregoing Articles Supplementary to its Articles of Amendment and Restatement, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.



Dated:    November 29, 1996         Joel A. Friedman
                                    ----------------
                                    Joel A. Friedman
                                    Senior Vice President and Controller